Exhibit 10.40

OPERATING AGREEMENT

OF

CHEM-MOD INTERNATIONAL LLC

i

ARTICLE 10	MANAGEMENT OF THE COMPANY	13
10.1	Management of Company Affairs	13
10.2	Major Decisions	13
10.3	Budgets	15
10.4	Employment of Affiliates	16
10.5	Liability of the Members	16
10.6	Devotion of Time by Members	16
10.7	Other Business of Members	16
10.8	Tax Matters Partner	17
10.9	Election to Adjust Basis	17
10.10	Company Indemnification of Members	17

ARTICLE 11	RIGHTS AND DUTIES OF MEMBERS	17
11.1	Admission of Members	17
11.2	Limited Liability	17
11.3	No Individual Authority	18
11.4	Representations by Members	18
11.5	Indemnification by the Members	18
11.6	Indemnification by the Company	18
11.7	Rights of a Former Member	18
11.8	Covenants	19

ARTICLE 12	TRANSFER OF MEMBER INTERESTS	23
12.1	General Prohibition	23
12.2	Permitted Transfers	23
12.3	Right of First Offer Refusal	24
12.4	Involuntary Transfers	25
12.5	Dissolution or Termination of Members	25
12.6	Transfers of Ownership Interests in Members	25
12.7	Status of Assignee	26
12.8	Admission Requirements	26
12.9	Effective Date of Assignment	26
12.10	Status of Assignor	27
12.11	Cost of Admission	27

ARTICLE 13	TAG-ALONG RIGHT	27

ARTICLE 14	BUY/SELL	28
14.1	Right to Initiate	28
14.2	Initiation and Elections	28
14.3	Closing	29
14.4	Payment of Loans	29
14.5	Other Remedies for Noncompliance	30
14.6	Assignees	30
14.7	Additional Effects of a Buy/Sell	30
14.8	Right to Assign	30

ii

ARTICLE 15	DISSOLUTION AND LIQUIDATION OF COMPANY	31
15.1	Dissolution of the Company	31
15.2	Winding Up of Affairs	31
15.3	Accounting	31
15.4	Final Distribution of Company Property	31
15.5	Certificate of Cancellation	32
15.6	No Restoration of Deficit Capital Accounts	32

ARTICLE 16	AMENDMENTS	32
16.1	Amendment of Agreement	32
16.2	Amendment of Certificate	32

ARTICLE 17	NOTICES	32

ARTICLE 18	MISCELLANEOUS PROVISIONS	33
18.1	Severability	33
18.2	Parties Bound	33
18.3	Applicable Law	33
18.4	Additional Documents and Acts	33
18.5	Benefit	33
18.6	Waiver	34
18.7	Survival	34
18.8	Headings	34
18.9	Counterparts	34

EXHIBITS

Exhibit A	-	Copies of patent applications filed comprising the Technology
Exhibit B	-	License
Exhibit C	-	Development Budget
Exhibit D	-	Capital Accounts of the Members
Exhibit E	-	Confidentiality Agreement

iii

OPERATING AGREEMENT OF

CHEM-MOD INTERNATIONAL LLC

This Operating Agreement (this “Agreement”) of CHEM-MOD INTERNATIONAL LLC, an Delaware limited liability company (the “Company”), is made and entered into as of July 8, 2005, by and between NOX II International, Ltd., an Ohio limited liability company (“NOX”) and AJG Coal, Inc., a Delaware corporation (“AJG”).

R E C I T A L S:

The parties to this Agreement desire to form a Delaware limited liability company for the purpose of developing, using and commercializing certain coal technology in the International Market related to the remediation of combusted carbonaceous materials and described in the patent applications filed in the United States Patent and Trademark Office (“USPTO”), as the same may be supplemented, modified, or expanded upon, including related filings under the Patent Cooperation Treaty (“PCT Filings”), copies of which are attached as Exhibit A to this Agreement (collectively, the “Technology”),

By this Agreement, the parties desire to create the Company on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1    Definitions.    In addition to capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings set forth below.

Act.    The Delaware Limited Liability Company Act, as amended from time to time and any successor to the Act.

Adjusted Capital Account Deficit.    With respect to any Member, the deficit balance, if any, in such Member’s Capital Account, as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) crediting thereto (A) the amount of such Member’s share of Minimum Gain, including any “partner nonrecourse debt minimum gain” (as defined in Treasury Regulations Section 1.704-2(i)), and (B) the amount of Company liabilities allocated to such Member under Section 752 of the Code with respect to which such Member bears the economic risk of loss (as defined in Treasury Regulations Section 1.752-2(a)), to the extent such liabilities do not constitute “partner nonrecourse debt” under Treasury Regulations Section 1.752-2 and (ii) reduced by all reasonably expected adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6).

D-1

Affiliate.    (a) Any Person directly or indirectly owning, controlling or holding the power to vote l0% or more of the outstanding voting securities of an identified other Person; (b) any Person 10% or more of whose voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (d) any officer, director, member, manager or partner of such other Person; (e) if such other Person is an officer, director, member, manager or partner, any entity for which such Person acts in any such capacity; and (f) any spouse, lineal ancestor or descendant of such other Person.

Annual Budget.    As defined in Section 10.3(b).

Approved Budget.    The Development Budget and any Annual Budget, in each case for the period to which such Budget applies.

Annual Tax Liability.    For any Member for any fiscal year, the product of (a) forty percent (40%) multiplied by (b) the excess, if any, of (i) the amount of all items of taxable income and gain of the Company for federal income tax purposes allocated to such Member for such fiscal year over (ii) the amount of all items of deductible expense and loss of the Company allocated to such Member for such fiscal year.

Capital Account.    The capital account maintained for each Member pursuant to Section 6.6.

Capital Contributions.    With respect to any Member, the amount of money and the fair market value (as agreed by the Members) of any property or services contributed to the Company by such Member.

Certificate.    The Certificate of Formation of the Company, as amended from time to time.

Code.    The United States Internal Revenue Code of 1986, as amended from time to time, or any replacement or successor law.

Cumulative Tax Liability.    For each Member, as of any date during the term of this Agreement, the product of (a) forty percent (40%) multiplied by (b) the excess, if any, of: (i) the amount of all items of taxable income and gain of the Company for federal income tax purposes allocated to such Member for all periods beginning on the date of this Agreement through the end of the fiscal year immediately preceding such date of calculation, over (ii) the amount of all items of deductible expense and loss of the Company allocated to such Member for all periods beginning on the date of this Agreement through the end of the fiscal year immediately preceding such date of calculation (with any excess of amounts in clause (ii) over amounts in clause (i) in prior fiscal periods being carried forward as an item of loss in clause (ii) until absorbed in the subsequent fiscal period).

Cross Cash Receipts.    With respect to any period, the amount of all cash funds received by the Company from all sources.

Intellectual Property.    Any and all patents, patent applications, and rights to obtain PCT Filings relating to the Technology, including any patents derivative of any such patents, any enhancements to any of the foregoing and all related property, including all related know-how, development plans, designs, specifications, flow charts, processes and formulas (limited, however, to the International Market).

International Market.    The international market, excluding The United States of America and Canada only.

Investor.    AJG, and its respective successors and assigns.

License.    The Technology License Agreement attached to this Agreement as Exhibit B, pursuant to which NOX grants the Company an exclusive, royalty-free right to use the Intellectual Property in perpetuity in the International Market.

Major Decisions.    As defined in Section 10.2.

Members.    NOX and AJG, and each Person who may become a substituted or additional Member pursuant to the provisions hereof and applicable law.

Minimum Gain.    As such term is defined in Treasury Regulation Section 1.704-2(d), which shall generally mean the amount by which the nonrecourse liabilities secured by any assets of the Company exceed the adjusted tax basis of such assets as of the date of determination. A Member’s share of Minimum Gain (and any net decrease thereof) at any time shall be determined in accordance with Treasury Regulation Section 1.704-2(g).

Net Cash Receipts.    With respect to any period, the amount by which the Gross Cash Receipts in such period exceed the sum of the following: (a) all principal and interest payments on any indebtedness of the Company, and all other sums paid to such lenders in such period, but excluding any payments made pursuant to Article 8; (b) all cash expenditures (including expenditures for capital improvements) made in such period incident to the operation of the Company business, including but not limited to those expenses of the Members paid, either directly or indirectly, by the Company; and (c) working capital and other reserves in such amounts and for such purposes as the Members deem necessary for proper current and future operation of the Company business.

Participating Percentage.    For each Member, the percentage set forth opposite such Member’s name below, as adjusted from time to time as provided in Section 6.2:

Member	Participating Percentage

NOX II INTERNATIONAL, LTD.	90%

AJG	10%

Permitted Transferee.    As defined in Section 12.2.

Person.    A natural person, corporation, limited liability company, trust, partnership, estate, unincorporated association, governmental entity or other entity.

Prime Rate.    The rate of interest announced from time to time as its “prime rate” or “corporate base rate” (or equivalent rate) by The Bank of America at Chicago, Illinois (or its successor-in-interest).

Priority Return.    For the Investor, and other Members to the extent of any cash capital contributions, as of any date, the sum of (a) the Capital Contributions in the form of cash or other immediately available funds of such Investor, plus (b) the Cumulative Tax Liability of such Investor as of such date.

Profits or Losses.    The net income or loss of the Company for federal income tax purposes as finally determined by the Company’s accountants for each fiscal year of the Company, as well as, where the context requires, related federal tax items such as tax preferences and credits, in each case appropriately adjusted with respect to final determination of any of the foregoing for federal income tax purposes.

1.2    Interpretation.    The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Wherever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms. For all purposes of this Agreement, the term “control” and variations thereof shall mean the direct or indirect possession of the power to direct or cause the direction of the management and policies of the specified entity, through the ownership of equity interests therein, by contract or otherwise. As used in this Agreement, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. As used in this Agreement, the terms “herein,” “hereof” and “hereunder” shall refer to this Agreement in its entirety. Any references in this Agreement to “Sections,” “Articles” of “Exhibits” shall, unless otherwise specified, refer to Sections, Articles, or Exhibits, respectively, in or attached to this Agreement.

ARTICLE 2

FORMATION OF THE COMPANY

2.1    Formation.    The parties hereto agree to and do hereby form a limited liability company under and pursuant to the provisions of the Act; and the rights and obligations of the Members shall be as provided therein except as otherwise expressly provided in this Agreement. The Members agree to execute such certificates or documents and to do such filings and recordings and all other acts, including the filing or recording of the Certificate, and any assumed name filings in the appropriate offices in the State of Delaware and any other applicable jurisdictions as may be required to comply with applicable law.

2.2    Entire Agreement.    Each and every other agreement or understanding, oral or written, relating in any way to the formation or operation of the Company is hereby superseded in its entirety. From and after the execution of this Agreement, the same shall constitute the only Operating Agreement of the Company except as the same may hereafter be amended pursuant to the provisions hereof. This Agreement represents the entire agreement and understanding of the parties hereto concerning the Company and their relationship as Members, and all prior or concurrent agreements, understandings, representations and warranties in regard to the subject matter hereof are and have been merged herein.

ARTICLE 3

NAME AND PRINCIPAL OFFICE

3.1    Name.    The business of the Company shall be conducted under the name of “Chem-Mod International LLC,” or such other name as the Members may designate.

3.2    Principal Office, Registered Office and Registered Agent.    The principal office of the Company shall be located at 4281 Meadowlark Trail, Stow, Ohio 44224. The registered agent and the registered office of the Company shall be Carolyn A. Kelly, 4281 Meadowlark Trail, Stow, Ohio 44224. The Members may from time to time designate another registered agent or another location for the principal office or registered office of the Company upon notice to all Members.

ARTICLE 4

PURPOSE

The purpose of the Company is to engage in developing, commercializing, using, licensing and otherwise exploiting Intellectual Property pursuant to the License; financing any of the foregoing; and making prudent interim investments of Company funds, including, without limitation, investments in obligations of federal, state and local governments or their agencies, mutual funds, money market funds and bank certificates of deposit; and engaging in any and all activities related or incidental thereto. Except as specifically limited or prohibited by this Agreement, the Company is empowered to perform such actions and engage in such activities consistent with, useful or necessary to carry out the purpose of the Company.

ARTICLE 5

TERM AND FISCAL YEAR

5.1    Term.    The term of the Company shall commence as of the date hereof and shall continue in perpetuity, unless sooner terminated pursuant to the provisions of this Agreement or as otherwise provided by law.

5.2    Fiscal Year.    The fiscal year of the Company shall be the calendar year.

ARTICLE 6

CAPITAL CONTRIBUTIONS, LOANS AND CAPITAL ACCOUNTS

6.1    Contribution of License.    Concurrently with the execution of this Agreement, NOX shall enter into the License. Immediately after a PTC Filing and/or patent application with respect to all or any portion of the Technology has been filed, NOX and AJG shall be provided with a copy of such patent application or filing.

6.2    Contributions of Cash.    AJG shall contribute Seven Hundred Fifty Thousand Dollars ($750,000.00) to the company, in cash, in return for its membership interests. Three Hundred Seventy-Five Thousand Dollars ($375,000.00) shall be paid to NOX or its assigns in exchange for the License and Technology rights obtained herein, and Three Hundred Seventy-Five Thousand Dollars ($375,000.00) shall remain in the Company for use as working capital.

6.3    Additional Contributions.    Except as specifically set forth in Section 6.1 and Section 6.2 of this Agreement, no Member shall be required to make any additional contributions to the capital of the Company.

6.4    Loans.

(a)    If at any time in the opinion of the Members, the Company’s revenues and funds are not sufficient to satisfy the obligations and liabilities of the Company or to preserve, protect and develop the property of the Company, the Members may arrange for the Company to borrow such required funds from a third party on such terms and conditions as the Members deem advisable, provided that:

(i)    No Member shall have any personal liability for repayment of any loan without such Member’s prior written consent; and

(ii)    No Member shall be required to make a loan to the Company.

(b)    If at any time the Members determine that the Company’s revenues and funds are not sufficient to satisfy the obligations and liabilities of the Company or to develop, preserve and protect the property of the Company, and the Company cannot borrow the required funds from commercial lenders on terms that are reasonable under the circumstances (including but not limited to the terms described in Section 6.4(a) above), then one or more of the Members or their Affiliates, in such person’s sole discretion, may loan the required funds to the Company. Loans made available to the Company by Members shall not be considered Capital Contributions. Any such loans shall be made by the lending Members or their Affiliates in proportion to the applicable lending Members’ respective Participating Percentages or in such other proportion as the lending Members or their Affiliates may agree upon. All such loans (i) shall be payable only from the assets of the Company without any recourse against or right of contribution from any Member, (ii) shall bear interest at an annual rate equal to the Prime Rate plus three percent (3%), adjusting when and as the Prime Rate shall adjust, compounded annually; and (iii) shall mature and be due and payable, to the extent not paid pursuant to other provisions of this Agreement, upon termination of the Company.

6.5    Return of Capital Contributions.    Except as specifically provided in this Agreement, a Member shall not be entitled to the return of its capital contribution to the Company.

6.6    Capital Account.    A separate Capital Account shall be established and maintained for each Member in accordance with the Code and the regulations promulgated thereunder, including but not limited to the rules regarding the maintenance of partners’ capital accounts set forth in Treasury Regulation Section 1.704-1. Subject to the immediately preceding sentence, there shall be credited to each Member’s Capital Account (i) the amount of money and the fair market value (as determined by the Members) of any property (net of related liabilities) contributed by the Member to the Company, and (ii) the Member’s share of income or gain (or items thereof) of the Company, including income and gain exempt from tax. There shall be charged against each Member’s Capital Account (i) the amount of money and the fair market value (as determined by the Members) of any property (net of related liabilities) distributed to the Member by the Company and (ii) the Member’s share of loss and deduction (or items thereof) of the Company. If property is contributed to the capital of the Company or if there is a revaluation of any Company property such that the book value of such property differs from its adjusted tax basis, the Members’ Capital Accounts shall be appropriately adjusted for income, gain, loss and deduction as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(g). To the extent a Member’s Capital Account is greater than zero, such excess is hereinafter referred to as a “positive balance.” To the extent that a Member’s Capital Account is less than zero, said amount is hereinafter referred to as a “deficit balance.” The initial Capital Accounts of the Members are set forth on Exhibit D attached hereto.

6.7    Interest on Capital Contributions.    Except as specifically provided in this Agreement, the Company shall not pay interest on Capital Contributions or undistributed Profits.

ARTICLE 7

ALLOCATION OF PROFITS AND LOSSES

7.1    General Allocation of Profits and Losses.    After giving effect to the allocations set forth in Sections 7.5 and 7.6, all Profits and Losses (including all items of income and expense entering into the determination of such Profits and Losses), as finally determined for federal income tax purposes for each fiscal year of the Company, shall be allocated among the Members as follows:

(a)    Profits.    Profits shall be allocated among the Members in the following order of priority:

(i)    First, to the Members in proportion to and to the extent of the excess, in the case of each Member, of (A) all Losses allocated to such Member pursuant to Section 7.l(b)(iii), over (B) all Profits previously allocated to such Member pursuant to this Section 7.1(a)(i).

(ii)    Second, to the Members in proportion to and to the extent of the excess, in the case of each Member, of (A) all Losses allocated such Member pursuant to Section 7.1(b)(ii), over (B) all Profits previously allocated to such Member pursuant to this Section 7.1(a)(ii).

(iii)    Third, to the Investor, and if applicable, the other Members, in proportion to and to the extent of the excess of (A) the amount of all distributions of Net Cash Receipts to such Investor pursuant to Section 8.1(b) over (B) all prior allocations of Profits to such Member pursuant to this Section 7.1(a)(iii).

(iv)    Fourth, to the Members in proportion to and to the extent of the excess, in the case of each Member, of (A) the amount of all distributions of Net Cash Receipts to such Member pursuant to Section 8.1(c) over (B) all prior allocations of Profits to such Member pursuant to this Section 7.1(a)(iv).

(v)    Fifth, any remaining Profits shall be allocated to the Members in accordance with their Participating Percentages.

(b)    Losses.    Losses shall be allocated among the Members in the following order of priority:

(i)    First, to the Members in proportion to and to the extent of the excess, in the case of each Member, of (A) all Profits allocated to such Member pursuant to Section 7.1(a)(v), over (B) all Losses previously allocated to such Member pursuant to this Section 7.1(b)(i).

(ii)    Second, to the Members having positive balances in their Capital Accounts in proportion to and to the extent of such positive balances.

(iii)    Third, to the Members in accordance with their Participating Percentages.

7.2    Depreciation Recapture.    Subject to Section 7.6, if any portion of Profit recognized from the disposition of property by the Company represents the “recapture” of previously allocated deductions by virtue of the application of Code Section 1(h)(1)(D), 1245 or 1250 (“Recapture Gain”), such Recapture Gain shall be allocated as follows:

(a)    First, to the Members in proportion to the lesser of each Member’s (i) allocable share of the total Profit recognized from the disposition of such property and (ii) share of depreciation or amortization with respect to such property (as determined in the manner provided in Treasury Regulations Sections 1.1245-1(e)(2) and (3)), until each such Member has been allocated Recapture Gain equal to such lesser amount.

(b)    Second, the balance of Recapture Gain shall be allocated among the Members whose allocable shares of total Profit from the disposition of such property exceed their shares of depreciation or amortization with respect to such property (as determined in the manner provided in Treasury Regulations Sections 1.1245-1(e)(2) and (3)), in proportion to their shares of total Profit (including Recapture Gain) from the disposition of such property; provided, however, that no Member shall be allocated Recapture Gain under this Section 7.2 in excess of the total Profit otherwise allocated to such Member from such disposition.

7.3    Allocations with Respect to Transferred Interests.    Except as otherwise provided below or unless otherwise required by the provisions of the Code or agreed by the Members, any Profit or Loss allocable to an interest in the Company which has been transferred during any year shall be allocated among the Persons who were holders of such interest during such year in proportion to the number of days during such year that each holder was recognized as the holder of the interest, without regard to the results of Company operations during the period the holder was recognized as the owner thereof.

7.4    Tax Credits.    Unless otherwise required by the Code, any tax credits of the Company shall be allocated among the Members in accordance with their Participating Percentages. Any recapture of tax credits shall be allocated among the Members in the same ratio as the applicable tax credits were allocated to the Members.

7.5    Regulatory Allocations.

(a)    Minimum Gain Chargeback.    Notwithstanding any other provision of this Agreement, if there is a net decrease in Minimum Gain for a Company taxable year, each Member shall be allocated, before any other allocation of Company items for such taxable year, items of gross income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, the amount of such Member’s share of the net decrease in Minimum Gain during such year. The income allocated pursuant to this Section 7.5(a) in any taxable year shall consist first of gains recognized from the disposition of property subject to one or more nonrecourse liabilities of the Company, and any remainder shall consist of a pro rata portion of other items of income or gain of the Company. The allocation otherwise required by this Section 7.5(a) shall not apply to a Member to the extent provided in Treasury Regulation Section 1.704-2(f)(2) through (5).

(b)    Qualified Income Offset.    Notwithstanding any other provision of this Agreement, if a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases an Adjusted Capital Account Deficit with respect to such Member, items of Company gross income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible.

(c)    Gross Income Allocation.    If at the end of any Company taxable year, a Member has an Adjusted Capital Account Deficit, such Member shall be specially allocated items of Company income or gain in an amount and manner sufficient to eliminate such deficit Adjusted Capital Account Deficit as quickly as possible.

(d)    Nonrecourse Deductions.    Any deductions attributable to partnership nonrecourse liabilities (as determined pursuant to Treasury Regulation Section 1.704-2(c)) of the Company for any taxable year shall be allocated among the Members in the same proportion as Profits or Losses (as may apply) for such year are allocated.

(e)    Member Nonrecourse Debt.    Notwithstanding any other provision of this Agreement, any item of Company Loss, deduction or expenditures described in Code Section 705(a)(2)(B) that is attributable to a partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) of a Member shall be allocated to those Members that bear the economic risk of loss for such partner nonrecourse debt, and among such Members in accordance with the ratios in which they share such economic risk, determined in accordance with Treasury Regulation Section 1.704-2(i). If there is a net decrease for a Company taxable year in any partner nonrecourse debt minimum gain of the Company, each Member with a share of such partner nonrecourse debt minimum gain as of the beginning of such year shall be allocated items of gross income and gain in the manner and to the extent provided in Treasury Regulation Section 1.704-2(i)(4).

(f)    Interpretation.    The foregoing provisions of this Section 7.5 are intended to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2 and shall be interpreted consistently with this intention. Any terms used in such provisions that are not specifically defined in this Agreement shall have the meaning, if any, given such terms in the Regulations cited above.

7.6    Section 704(c) Allocation.    Notwithstanding the foregoing allocations of Profits and Losses, if any property contributed to the Company has a fair market value (as agreed by the Members) that differs from its adjusted basis for federal income tax purposes at the time of such contribution, or if there is a revaluation of any Company property such that the book value of such property differs from its adjusted basis for federal income tax purposes, items of income, gain, loss, and deduction with respect to any such property shall be allocated among the Members so as to take account of such difference, in the manner intended by Section 704(c) of the Code and the Treasury Regulations from time to time promulgated thereunder, using such method permitted by such Treasury Regulations as the Members may determine.

7.7    Allocation of Excess Nonrecourse Liabilities.    Solely for the purpose of allocating excess nonrecourse liabilities of the Company among the Members in connection with the determination of the Members’ adjusted tax bases for their interests in the Company, in accordance with Section 752 of the Code and the Treasury Regulations from time to time promulgated thereunder, the Members agree that each Member’s interest in Company Profits equals such Member’s Participating Percentage.

ARTICLE 8

DISTRIBUTIONS

8.1    Distribution of Net Cash Receipts.    Net Cash Receipts, if any, shall be applied and distributed in the following order of priority:

(a)    First, to pay principal and unpaid accrued interest on any loans made to the Company by any Member or any Affiliate thereof pursuant to Section 6.4(b), in proportion to the respective amounts of the outstanding principal and accrued interest of such loans.

(b)    Second, until each Investor, and if applicable, the other Members to the extent that the other Members make cash capital contributions pursuant to this Agreement, has received distributions of Net Cash Receipts pursuant to this Section 8.1(b) in the amount of its Priority Return, to the Investor (other Members) in proportion to and to the extent of the excess, in the case of each Investor (other Members), of (i) such Investor’s (other Members) Priority Return over (ii) all prior distributions of Net Cash Receipts to such Investor (other Members) pursuant to this Section 8.1(b).

(c)    Third, from and after such time as each Investor has received aggregate distributions pursuant to Section 8.1(b) in the amount of such Investor’s Priority Return, Net Cash Receipts shall be distributed to the Members in accordance with their Participating Percentages. To the extent that Net Cash Receipts are available for distribution pursuant to this Section 8.1(c), the Company shall distribute Net Cash Receipts pursuant to this Section 8.1(c) on a quarterly basis in an amount sufficient to distribute to each Member pursuant to this Section 8.1(c) not less than twenty-five percent (25%) of such Member’s Annual Tax Liability for the immediately preceding fiscal year.

8.2    Timing of Distribution; No Third-Party Beneficiaries.    Subject to Section 8.1(c), Net Cash Receipts shall be distributed to the Members in such amounts and at such intervals as the Members, in their sole discretion, may determine, but no less frequently than annually. The foregoing priorities of application of Net Cash Receipts are for the benefit of the Members only and not for the benefit of any third party or creditor of the Company or of any Member and neither the Company nor any Member shall be liable or responsible to any third party or creditor of the Company or of any Member for any deviation from such priorities.

ARTICLE 9

BOOKS OF ACCOUNT, RECORDS AND REPORTS

9.1    Books of Account and Records.

(a)    The Members shall maintain at the principal place of business of the Company all of the following:

(i)    a list of the full name and last known business address of each Member setting forth the amount of cash each Member has contributed, a description and statement of the agreed value of any other property or services each Member has contributed or has agreed to contribute in the future, and the date on which each became a Member;

(ii)    a copy of the Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any such instrument was executed;

(iii)    copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years;

(iv)    copies of this Agreement and any amendments hereto;

(v)    copies of the financial statements, if any, of the Company for the three most recent years; and

(vi)    Proper and complete records and books of account for the Company.

Any of the foregoing may be inspected and copied by any Member or its duly authorized representatives, at the expense of such Member, during ordinary business hours.

(b)    If a Member reasonably requests the Company to assemble or compile information, the Members shall have the authority to pass on all costs of labor, duplicating or other related charges so incurred to the Member making the request.

9.2    Reports to Members.    The Members, at Company expense, shall cause to be furnished to each of the Members as soon as practicable after the end of each calendar year the following:

(a)    A copy of the federal income tax return filed by the Company for the calendar year, except for Schedules K-1 applicable to other Members;

(b)    All information relative to the Company necessary for the preparation of the Members’ federal and state income tax returns; and

(c)    A balance sheet as of the close of such calendar year and statements of Profits or Losses, and Net Cash Receipts, if any, all of which shall be prepared in accordance with generally accepted accounting principles or tax accounting principles, with or without audit or review by an independent certified public accountant, in each case in the discretion of the Members.

In addition, the Company shall provide each Member with copies of any additional reports in existence regarding the Company or the Intellectual Property as such Member may reasonably request; provided the information requested does not jeopardize the ability of the Company to obtain foreign patents.

ARTICLE 10

MANAGEMENT OF THE COMPANY

10.1    Management of Company Affairs.    Except as otherwise specifically provided in this Agreement, the management of the Company shall be vested in the Members. Except as provided in Section 10.2 or as otherwise specifically provided in this Agreement, all rights and authority granted to the Members under this Agreement or the Act, and all decisions and determinations to be made by the Members may be exercised or made only upon the approval of Members having more than fifty percent (50.0%) of the aggregate Participating Percentages of all Members at such time. Any action (authorized in accordance with this Agreement) taken by a Member (in its capacity as such) shall constitute the act of and serve to bind the Company. Each Member may designate one or more of its employees, agents or Affiliates to carry out its duties and responsibilities to the Company. Persons dealing with the Company shall be entitled to rely conclusively on the power and authority of each Member as set forth in this Agreement. The Members shall not employ, or permit another Person to employ any funds or assets of the Company in any manner other than for the exclusive benefit of the Company. Except as all Members may agree from time to time, the Members shall not be entitled to any fees or other compensation for the performance of their duties as such; provided, however, the Company shall reimburse each Member for all direct costs incurred by such Member, its Affiliates, employees or agents on behalf of the Company or otherwise in connection with performance of the duties of a Member.

10.2    Major Decisions.    Notwithstanding the provisions of Section 10.1 or any other provision of this Agreement, the following actions and decisions (“Major Decisions”) by or on behalf of the Company shall require the prior written approval of all Members:

(a)    The adoption of Annual Budgets pursuant to Section 10.3.

(b)    Any modification or amendment to any Approved Budget.

(c)    Any expenditure in excess of one hundred ten percent (110%) of the amount set forth in an Approved Budget for such expenditure.

(d)    Any modification or amendment to the License.

(e)    Any sale, sublicense or other grant or disposition of the ownership of or right to use all or any portion of the property of the Company, including the Intellectual Property.

(f)    Any decisions relating to applying for or obtaining any patents with respect to any of the Intellectual Property.

(g)    The amount and timing of any distributions of Net Cash Receipts other than in accordance with Article 8.

(h)    Subject to Section 10.4, any decisions relating to any transaction between the Company and any Member or any Affiliate of any Member.

(i)    The borrowing of any funds or other incurrence of any indebtedness which is either (i) secured by any assets of the Company, or (ii) in excess of Twenty Thousand Dollars ($20,000); and any refinancing of or material modification of the terms of any such indebtedness.

(j)    Any expenditures or commitments to make expenditures in excess of Thirty Thousand Dollars ($30,000).

(k)    The acquisition or lease of any real property.

(1)    The issuance of any membership interest in the Company, any options or other rights to acquire any membership interest in the Company, or any other securities convertible into any membership interest in the Company, and any purchase or redemption by the Company of any membership interest in the Company (provided that if any additional membership interests in the Company are issued with the consent of the Members, in no event shall the Participating Percentage of either Investor be reduced).

(m)    The employment and the dismissal of any employee of the Company, and any changes in salaries or benefits of any employee of the Company.

(n)    Any commitments with respect to pensions, phantom equity or deferred compensation to the Company’s employees, any bonuses for the Company’s employees in excess of their base salaries, and any arrangements concerning the private use of vehicles belonging to the Company.

(o)    The organization of any subsidiaries of the Company, the investment in any other entity or the acquisition of any equity securities of any other entity.

(p)    The merger or consolidation of the Company or any subsidiary of the Company with any other entity.

(q)    Any conversion or reorganization of the Company into any other form of legal entity.

(r)    The engagement or termination of any independent contractor, the terms of any such engagement and any material modification to any of the foregoing.

(s)    The engagement of any accountant or attorneys on behalf of the Company.

(t)    The establishment of or addition to any cash reserve, except to the extent required by any agreement to which the Company is a party.

(u)    Any material tax elections or decisions required in the preparation and filing of Company tax returns and any decisions or agreements in connection with any examination or controversy relating to the tax returns or positions of the Company.

(v)    The commencement, compromise or settlement of any lawsuit, legal proceeding, bankruptcy proceeding or arbitration proceeding involving the Company or affecting the Intellectual Property.

(w)    The decision to dissolve the Company.

(x)    Any transaction outside the ordinary course of the day-to-day business of the Company.

10.3    Budgets.

(a)    Development Budget.    The Members hereby approve and adopt the Corporate Development and Marketing Budget (“Development Budget”) attached hereto as Exhibit C. The Development Budget shall constitute an Approved Budget through December 31, 2006.

(b)    Annual Budgets.    On or before November 1 of each year starting in 2006, NOX shall prepare a preliminary annual budget for the Company for the next calendar year, and shall submit such preliminary annual budget to each Member. Each preliminary annual budget shall set forth reasonably itemized estimates of all revenues, expenses, reserves, capital expenditures and receipts from capital transactions of the Company, as well as any relevant business plans for the Company for the next calendar year. On or before December 1 of each year, the Members, by the written approval of all Members, shall approve and adopt an annual budget for the Company for the next calendar year. Each annual budget described above and approved by all Members is referred to herein as an “Annual Budget” and shall constitute an Approved Budget for the period covered by such Annual Budget. If the Members do not approve an Annual Budget for any calendar year prior to the commencement of such calendar year then, until the Members shall agree upon an Annual Budget for such year, the Annual Budget in effect for the immediately preceding calendar year shall constitute the Annual Budget for such calendar year, except that any items or portion of the preliminary annual budget for such calendar year upon which all Members agree shall be substituted for the corresponding items in the preceding year’s Annual Budget.

(c)    Separate Approval Not Required.    Any expenditures or other matters set forth in an Approved Budget shall be deemed approved by all Members for purposes of Section 10.2 for the period covered by such Approved Budget, and the separate approval of the Members of any such matters shall not be required.

10.4    Employment of Affiliates.    Subject to Section 10.2, the Members may, on behalf and at the expense of the Company, engage any Member or an Affiliate of any Member to render services or provide goods to the Company. Notwithstanding Section 10.2 or any other provision of this Agreement, all decisions relating to any contract or other arrangements between the Company and any Member or any Affiliate of any Member, including the License, shall be made solely by the Members that are not parties to such arrangement and whose Affiliates are not parties to such arrangement (the “Other Members”). Any such decision shall require the approval of all of the Other Members if such matter is a Major Decision or the approval of Members having a majority of the Participating Percentages of the Other Members if such matter is not a Major Decision. Such matters shall include any decision to exercise or waive any rights or remedies of the Company under, or to amend or modify, the License or any other contract or arrangement from time to time in effect between the Company and any Member or any Affiliate of any Member.

10.5    Liability of the Members.    A Member and its respective Affiliates, agents and employees shall not be liable, responsible or accountable in damages or otherwise to the Company or any of the Members or their successors or assigns for any acts performed or omitted within the scope of his authority as a Member, or otherwise conferred on the Member and such Affiliates, agents and employees by this Agreement, including the execution and delivery of deeds in lieu of foreclosure, provided that such Member or such Affiliates, agents or employees shall action good faith and shall not be guilty of willful misconduct or gross negligence.

10.6    Devotion of Time by Members.    Each Member and its agents, Affiliates, employees and agents of Affiliates shall devote such time to the Company business as is reasonably necessary to manage and supervise the Company business and affairs in an efficient manner and to accomplish the purposes of the Company. Each Member and each employee, agent or Affiliate thereof shall be free to engage in other business ventures whether or not directly competing with the Company, or to exploit business opportunities whether or not arising from the conduct of Company business.

10.7    Other Business of Members.    Subject to Section 11.8, each Member and its Affiliates may engage in or possess any interests in other business ventures of any kind, independently or with others. Subject to Section 11.8, neither the Company, any Member, nor the holder of any interest in the Company shall have any right by virtue of this Agreement or the relationship created hereby in or to such ventures or activities or to the income or profits derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

10.8    Tax Matters Partner.    AJG, for so long as it shall be a Member, shall be the “tax matters partner” (within the meaning of Section 6231 of the Code) of the Company, and as such, subject to Section 10.2, shall have all powers and authorities granted tax matters partners under the applicable provisions of the Code and any regulations promulgated thereunder. All costs and expenses incurred by the tax matters partner in connection with an audit by the Internal Revenue Service or other government tax agency of a Company income tax return shall be borne by the Company.

10.9    Election to Adjust Basis.    In the event of a distribution of property made in the manner provided in Section 734 of the Code (or any comparable provision of any succeeding law), or in the event of a transfer of any membership interest in the Company permitted by this Agreement made in the manner provided in Section 743 of the Code, the Members, in their sole discretior, may make or revoke on behalf of the Company the election referred to in Section 754 of the Code permitting adjustments to basis as provided in Sections 734 and 743 of the Code. Any additional costs or expenses incurred by the Company as a result of such an election shall be borne pro rata by the Member or Members benefiting from such an election.

10.10    Company Indemnification of Members.    The Company shall indemnify, defend, and hold the Members and their respective Affiliates, officers, directors, employees and agents, on their respective successors, executors, administrators or personal representatives harmless from and against any loss, liability, damage, cost or expense (including reasonable attorneys’ fees) sustained or incurred as a result of any act or omission concerning the business or activities of the Company; provided that the Member or any Affiliate, employee, or agent is not guilty of gross negligence, willful misconduct or violation of fiduciary duty and was acting in good faith within what it reasonably believed to be the scope of its authority for a purpose which it reasonably believed to be not opposed to the best interests of the Company. The foregoing indemnity shall not be enforceable against any Member personally but solely from such Member’s interest in the Company.

ARTICLE 11

RIGHTS AND DUTIES OF MEMBERS

11.1    Admission of Members.    Each of NOX and AJG is hereby recognized and admitted as a Member of the Company. No other person shall be recognized or admitted as a Member of the Company unless such person has satisfied the requirements of Article 12.

11.2    Limited Liability.    Except to the extent provided in Section 11.5, the debts, obligations and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company. Except as provided in Section 11.5, no Member, in its capacity as a Member of the Company, shall be responsible or liable for any indebtedness or obligation of any other Member, nor, except to the extent provided in Section 11.6, shall the Company be responsible or liable for any indebtedness or obligation of any Member.

11.3    No Individual Authority.    Except as otherwise expressly provided in this Agreement or in the Act, no Member, acting alone, shall have any authority to act for, or to create, undertake or assume any liabilities, obligations or responsibilities on behalf of the Company or any other Member.

11.4    Representations by Members.     Each Member represents and warrants to the other Members and to the Company that (i) all transactions contemplated by this Agreement to be performed by such Member have been duly authorized by all necessary action and do not require the consent or approval of any third party, (ii) such Member has all necessary power with respect thereto, (iii) the consummation of such transactions will not (and with the giving of notice or lapse of time or both would not) result in a breach or violation of, or a default or loss of contractual benefits under, any trust agreement or other agreement by which such Member or any of such Member’s properties is bound, or any statute, regulation, order or other law to which such Member or any of such Member’s properties is subject, or give rise to a lien or other encumbrance upon any of such Member’s properties or assets, and (iv) this Agreement is a valid and binding agreement on the part of such Member, enforceable in accordance with its terms.

11.5    Indemnification by the Members.     Each Member hereby agrees to indemnify the Company and each of its other Members and hold them each harmless from and against all liability, loss, cost, damage and expense (including attorneys’ fees and costs incurred in the investigation, defense and settlement of the matter) which the Company or any of such other Members shall ever sustain, suffer or incur which relate or arise out of or in connection with a breach by the indemnifying Member of any representation, warranty or covenant made by the indemnifying Member in this Agreement, in any agreement or instrument delivered pursuant hereto, on any other agreement with the Company. If the Company is made a party to any litigation or otherwise incurs any loss or expense as a result of or in connection with any Member’s personal obligations or liabilities unrelated to Company business, such Member shall indemnify and reimburse the Company for all such loss and expense incurred, including reasonable attorneys’ fees. The liability of any Member pursuant to this Section 11.5 may be assessed against such Member’s interest in the Company, including the right to receive any distributions of Net Cash Receipts; provided, however, the liability of a Member under this Section 11.5 shall not be limited to such Member’s interest in the Company but shall also be enforceable against such Member personally.

11.6    Indemnification by the Company.    The Company shall indemnify each of its Members and former Members for all costs, losses, liabilities and damages paid or incurred by any of them in connection with the business of the Company, including any judgments, settlements, penalties, fines and expenses incurred in a proceeding to which any such person is a party because the person is or was a Member of the Company, to the fullest extent provided or allowed by the Act or any other applicable laws; provided, however, that such liability does not arise by reason of the willful misconduct or gross negligence of such Member or any matter described in Section 11.5 with respect to which the Member is obligated to indemnify the Company.

11.7    Rights of a Former Member.    Except as otherwise provided herein, no Member shall have the right or power to resign or withdraw by voluntary act from the Company. If a

Member shall cease to be a Member, and if the Company is not then dissolved, then (i) such former Member shall be in breach of this Agreement, and (ii) notwithstanding the terms of Section 18-604 of the Act, such former Member shall not thereby be entitled to receive the fair value of such former Member’s membership interest in the Company or any other payment or any other distribution except as specifically provided in this Agreement.

11.8    Covenants.     Notwithstanding anything contrary herein, each Member covenants as follows:

(a)    Confidential Information.    Each Member acknowledges the economic value of the Confidential Information (as defined below) of the Company. Accordingly, during the Confidential Restricted Period (as defined below), each such Member shall not, in whole or in part, directly or indirectly:

(i)    divulge, furnish, make available or disclose any Confidential Information in any manner to any person, firm, corporation, partnership, limited liability company, association or other entity, except with respect to business of the Company where a Confidentiality Agreement in substantially the form of Exhibit E attached hereto has been obtained for the benefit of the Company;

(ii)    use any Confidential Information for itself or for any other Person except as may be necessary in connection with the performance of its duties hereunder; or

(iii)    bring to the Company’s offices nor use, disclose to the Company, or induce the Company to use, any confidential information or documents belonging to a third party.

As used herein, the term “Confidential Information” shall mean all information used in or relating to the Intellectual Property or the business of the Company which is not generally known to the competitors of the Company, whether or not a trade secret as defined under applicable law, and which gives an advantage to the Company, including, without limitation, its patents, know-how and other intellectual property, its development plans, designs, specifications, flow charts, processes, formulas, data, all such information relating to the identity of the potential and actual customers of the Company, their respective methods of operation, financial data and pricing policies. Notwithstanding the foregoing, the term “Confidential Information” shall not include (i) any information which is or becomes publicly known through no wrongful act of a Member; (ii) any information which is rightfully received by a Member from any third party who is not known by the Member to be bound by any similar restriction; and (iii) any information required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation, but only to the extent required by law and after the Member required to make such disclosure has provided to the Company prompt notice of such disclosure, if such notice is permitted by law.

As used herein, the term “Confidential Restricted Period” with respect to each Member shall mean with respect to each particular item of Confidential Information: (a) the period commencing with the date such Member first becomes a Member of the Company and ending three (3) years after such Member ceases to be a Member of the Company if the item of Confidential Information at issue does not constitute a trade secret; or (b) the period commencing with the date such Member first becomes a Member of the Company and continuing indefinitely, if the item of Confidential Information at issue constitutes a trade secret, until such item of Confidential Information at issue ceases to be a trade secret, but in no event ending earlier than three (3) years after such Member ceases to be a Member of the Company.

Each Member shall provide at least the same care to avoid disclosure or unauthorized use of the Confidential Information as it generally provides to protect its own proprietary information, which shall, in all events, equal or exceed a standard and level of care generally recognized as being reasonable for the protection of highly confidential information.

Notwithstanding anything herein to the contrary, each Member (and each employee, representative, or other agent of such Member) may (i) consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of the transaction, and (ii) disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure. For this purpose, “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transaction and does not include information relating to the identity of the Members.

(b)    Diversion of Customers.    For so long as a Member is a Member and for a period of three (3) years thereafter (the “Restricted Period”), a Member shall not, either directly or indirectly, on its own account or as a partner, joint venturer, consultant, employee, agent, member or shareholder of any other Person or in any other capacity, in any way, solicit, divert or take away, or attempt to solicit, divert or take away, any potential transaction with the Company’s customers or potential customers, wherever located.

(c)    Solicitation for Employment.    Throughout the Restricted Period, a Member shall not, either directly or indirectly, on its own account or as a partner, joint venturer, consultant, employee, agent, member or shareholder of any other Person or in any other capacity, in any way, solicit or hire for employment or for engagement as an independent contractor in a business that is competitive with the business of the Company any person who is then, or within a period of twelve (12) months prior to any such relevant solicitation was, an employee of or independent contractor engaged by the Company.

(d)    Business Opportunities.    Throughout the period it is a Member of the Company, a Member shall not directly or indirectly have any financial interest in or derive any financial benefits from contacts made by the Company with any third party (except in its capacity as a Member of the Company) without first disclosing such interest or benefit to the other Members and obtaining the approval of all such other Members thereto.

(e)    Inventions.    All Inventions (as defined below) shall be the sole and exclusive property of the Company. Such ownership of Inventions shall inure to the benefit of the Company from the date of the conception, creation or fixation of the Invention in a tangible medium of expression, as applicable. All newly-created copyright aspects of the Inventions, whether created solely or jointly, shall be considered a “work-made-for-hire” within the meaning of the Copyright Act of 1976, as amended. If and to the extent the Inventions, or any part thereof, are found by a court of competent jurisdiction not to be a “work-made-for-hire” within the meaning of the Copyright Act of 1976, as amended, each Member agrees that all exclusive, right, title and interest in and to those newly-created copyrightable aspects of the Inventions, and all copies thereof, are hereby expressly assigned automatically to the Company without further consideration. Any agreement entered into by a Member and a third party in connection with the development of an Invention shall require the prior consent of the Company and shall further include substantially the same terms as those appearing in this Section 11.8(e) to ensure that the Company obtains the same rights in the Inventions generated under such third party agreement as those set forth in this Section 11.8(e). Each Member agrees to: (a) assist the Company in obtaining and enforcing all rights and other legal protections for the Inventions; (b) perform all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in registering, recording, obtaining, maintaining, defending, enforcing and assigning Inventions or works made for hire in the International Market; and (c) execute any and all documents that the Company may reasonably request from time to time in connection therewith, including any copyright assignment document(s), without further consideration. Each Member hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as such Member’s agents and attorneys-in-fact to act for and in such Member’s behalf and instead of such Member, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by such Member. This designation and appointment constitutes an irrevocable power of attorney and is coupled with an interest. Each Member agrees to promptly disclose to the Company all Inventions, all original works of authorship and all work product relating thereto. This disclosure will include complete and accurate copies of all source code, object code or machine-readable copies, documentation, work notes, flowcharts, diagrams, test data, reports, samples and other tangible evidence or results (collectively, “Tangible Embodiments”) of such Inventions, works of authorship and work product. All Tangible Embodiments of any Invention, work of authorship or work product related thereto will be deemed to have been assigned to the Company as a result of the act of expressing any invention or work of authorship therein.

As used herein, the term “Inventions” shall mean any and all inventions, developments, discoveries, improvements, works of authorship, concepts or ideas or expressions thereof, whether or not subject to patent, copyright, trademark, trade secret protection or other intellectual property right protection, and whether or not reduced to practice, which both (i) relate to or result from any Intellectual Property or the actual or anticipated business, work, research or investigation of the Company, and (ii) are conceived or developed by a Member while such Member has an interest in the Company or within one (1) year following termination of such Member’s interest in the Company.

The Members agree that the Inventions contemplated by this Section are only those inventions related to the remediation of combusted carbonatious materials.

(f)    Remedies.    The covenants of Section 11.8 above, singly and collectively are sometimes referred to herein as “Covenants.” Each Member agrees that the Covenants are the minimum such restrictions necessary to protect the goodwill, Confidential Information and legitimate business interests of the Company and its successors and assigns, that the time periods and the territorial areas described above (in view of the scope of the business to be conducted by the Company), are reasonable and necessary for said protection, and that damages cannot adequately compensate the Company in a event of a Member’s violation of any Covenant. Accordingly, each Member agrees that if it shall violate or breach any Covenant, then the Company shall be entitled to obtain injunctive relief against such Member, without bond but upon due notice, in addition to such further relief as may be available at law or in equity. In the event of the entry of any such injunction, such Member’s sole remedy shall be the dissolution of such injunction, if such is warranted following a full hearing, and all claims for damages by reason of the wrongful issuance of any such injunction are hereby waived by such Member. The Company’s obtaining of any such injunction shall not be considered an election of remedies or a waiver of any right by the Company to assert any other remedy or remedies the Company may have against a Member at law or in equity. Each Covenant shall be construed as an agreement which is independent of the other provisions of this Agreement and severable and separate, and the existence of any claim or cause of action against the Company, of whatever nature, shall not constitute a defense to the Company’s enforcement of any Covenant. Any of the foregoing applicable restricted periods will be extended with respect to a Member for any equivalent period of time during which such Member violates the provisions of this Section 11.8. To the extent any Covenant may be deemed unenforceable by virtue of its scope in terms of geographical area, length of time or otherwise, but may be made enforceable by limitations thereon, each Member agrees that such Covenant shall be modified and enforced to the fullest extent permissible under the laws and public policies of the jurisdiction in which such enforcement is sought. The parties hereto hereby authorize any court of competent jurisdiction to modify or reduce the scope of any such Covenant to the extent necessary to make such Covenant enforceable.

ARTICLE 12

TRANSFER OP MEMBER INTERESTS

12.1    General Prohibition.    A Member may not sell, transfer, encumber, pledge or assign all or any part of its interest in the Company except (a) to a Permitted Transferee in accordance with Section 12.2, (b) in accordance with the procedure set forth in Section 12.3, (c) in accordance with the procedure set forth in Article 13, (d) pursuant to the procedures of Article 14, or (e) with the prior written consent of all of the other Members, which consent may be granted or withheld in each Member’s sole and absolute discretion. In order for an assignee to constitute a substituted or additional Member, the conditions set forth in Section 12.8 must be satisfied. In no event shall a Member consent to an assignment of any interest of a Member in the Company unless in the opinion of counsel satisfactory to the Company such assignment (i) will not result in a termination of the Company for federal income tax purposes (or the transferring Member and its transferee jointly and severally indemnify the Company and each other Member against any and all loss or cost arising from such termination), (ii) will not result in the Company failing to qualify for an exemption from the registration requirements of the federal or any applicable state securities laws, (iii) will not result in the imposition of fiduciary responsibility on the Company, any Member, or any Affiliate of any of the foregoing under the Employee Retirement Income and Security Act of 1974, as amended from time to time (“ERISA”), and (iv) will not result in the violation of any term or provision of any agreement to which the Company is a party or the acceleration of any indebtedness of the Company.

12.2    Permitted Transfers.    A Member may assign all or any part of its interest in the Company without the consent of any other Member to a “Permitted Transferee.” For purposes of this Agreement, the term “Permitted Transferee” shall mean, with respect to any Member (i) a partnership in which such Member, Persons controlled by such Member or Persons controlling such Member on the date hereof are the sole or controlling general partner(s) and other partners are Persons controlled by such Member, Persons controlling such Member on the date hereof, or members of the immediate family of such Member or Persons controlling such Member on the date hereof, (ii) a corporation controlled by such Member or persons controlling such Member on the date hereof, and all of the issued and outstanding capital stock of all classes of such corporation is owned and controlled by such Member, Persons controlled by such Member, Persons controlling such Member on the date hereof, or by members of the immediate family of such Member or of Persons controlling such Member on the date hereof, (iii) a trust controlled by such Member or Persons controlling such Member on the date hereof and for the benefit of such Member, Persons controlling such Member on the date hereof, or members of the immediate family of such Member or of Persons controlling such Member on the date hereof, (iv) a limited liability company controlled by such Member or Persons controlling such Member on the date hereof and all of the membership interests of which are owned by such Member, Persons controlled by such Member, Persons controlling such Member on the date hereof, or members of the immediate family of such Member or Persons controlling such Member on the date hereof, or (v) another Member. For purposes of this Agreement, the immediate family of any Person shall mean the spouse and lineal descendants (either natural or by adoption) of such Person.

Notwithstanding anything in this Section 12.2 to the contrary, a Member may not assign all or part of its interest in the Company if such assignment would, in the opinion of counsel to the Company, (v) result in a termination of the Company for federal income tax purposes (or the transferring Member and its transferee jointly and severally indemnify the Company and each other Member against any and all loss or cost arising from such termination), (w) result in the Company not qualifying for an exemption from the registration requirements of the federal or any applicable state securities laws, (x) result in the imposition of fiduciary responsibility on the Company, any Member, or any Affiliate of any of the foregoing under ERISA, or (y) result in the violation of any term or provision of any agreement to which the Company is a party or the acceleration of any indebtedness of the Company.

Notwithstanding the right of a Member to transfer all or any portion of its interest to a Permitted Transferee, a Permitted Transferee shall not be admitted as an additional or substituted Member of the Company unless and until the provisions of Section 12.8 are satisfied. Until the provisions of Section 12.8 are satisfied with respect to a Permitted Transferee, such Permitted Transferee shall not be a Member but shall be an assignee having the rights described in Section 1 2.7.

12.3    Right of First Refusal.

(a)    If a Member (the “Transferring Member”) shall desire to transfer all or any portion of its interest as a Member of the Company (the “Offered Membership Interest”) to any Person other than a Permitted Transferee or pursuant to a transaction that has been approved by all of the other Members pursuant to clause (e) of Section 12.1, pursuant to a bona fide written offer (a “Third-Party Offer”) for the purchase of such interest in exchange for a cash price payable entirely at closing, the Transferring Member shall deliver written notice (the “Offer Notice”) to each other Member (the “Offeree Members”) setting forth the Participating Percentage that the Transferring Member desires to transfer and a copy of the Third-Party Offer. The Offer Notice shall constitute an offer (the “Offer”) by the Transferring Member to the Offeree Members to purchase the Offered Membership Interest in exchange for the price and on the terms set forth in the Third-Party Offer. The Offeree Members shall have the right, for a period of thirty (30) days after the Offer Notice is delivered, to accept the Offer in proportion to their Participating Percentages or in such other proportion as they may agree upon. The Offeree Members shall accept the Offer, if at all, by delivering of written notice setting forth such acceptance to the Transferring Member within the 30-day period described above.

(b)    If the Offeree Members, in the aggregate, accept the Offer with respect to the entire Offered Membership Interest, the purchase and sale of the Offered Membership Interest shall close not later than sixty (60) days following the expiration of the 30-day period described in Section 12.3(a). At the closing, the Transferring Member shall deliver to those Offeree Members accepting the Offer an assignment of the Offered Membership Interest, free and clear of all liens and encumbrances. At the closing, the Offeree Members purchasing the Offered Membership Interest shall pay to the

Transferring Member immediately available funds in the aggregate amount of the price set forth in the Third-Party Offer.

(c)    If the Offeree Members, in the aggregate, fail to accept the Offer with respect to the entire Offered Membership Interest within the 30-day period described in Section 12.3(a), then the Transferring Member may transfer the Offered Membership Interest to the Person submitting the Third-Party Offer, at the price and on the terms set forth therein, without the consent of any other Member provided that (i) such transfer is completed within one hundred twenty (120) days following the expiration of the 30-day period described in Section 12.3(a); (ii) such transfer complies with the limitations set forth in clauses (v) through (y) of Section 12.2; and (iii) such transfer shall be subject to Article 13, if applicable. Any Person acquiring an interest in the Company pursuant to this Section 12.3(c) shall not be a Member but shall be an assignee having the rights described in Section 12.7, until the provisions of Section 12.8 are satisfied with respect to such Person.

12.4    Involuntary Transfers.    In the event (i) of the death or adjudication of insanity or incompetency of an individual Member, or (ii) any Member shall be adjudged bankrupt, enter into proceedings for reorganization or into an assignment for the benefit of creditors, have a receiver appointed to administer the Member’s interest in the Company, be the subject of a voluntary or involuntary petition for bankruptcy, apply to any court for protection from its creditors, or have its interest in the Company seized by a judgment creditor (such Member being referred to herein as a “Bankrupt Member”), the personal representative or trustee (or successor-in-interest) of the deceased, insane or incompetent Member or Bankrupt Member shall be an assignee of such Member’s interest in the Company having the rights set forth in Section 12.7 and shall not become an additional or substituted Member unless and until the conditions set forth in Section 12.8 are satisfied; and any such Member’s estate (or successor-in-interest) shall be liable for all of its obligations as a Member.

12.5    Dissolution or Termination of Members.    In the event of the dissolution of a Member that is a partnership, limited liability company or a corporation or the termination of a Member that is a trust, the successors-in-interest of the dissolved or terminated Member shall, for the purposes of winding up the affairs of the dissolved or terminated Member, have the rights of an assignee of such Member’s interest in the Company, as described in Section 12.7, and shall not become additional or substituted Members unless and until the conditions set forth in Section 12.8 are satisfied.

12.6    Transfers of Ownership Interests in Members.    For purposes of this Article 12, any transfer or assignment of any direct or indirect ownership or other interest in a Member that (taking into account any prior such transfers or assignments, and any prior pledges, encumbrances or collateral assignments described below) results in such Member being controlled by a Person or Persons other than the Person or Persons that control such Member on the date hereof shall be deemed an assignment of the interest in the Company of such Member and therefore subject to all of the restrictions and provisions of this Article 12. In addition, any encumbrance, pledge or other collateral assignment of a direct or indirect ownership or other interest in a Member that, if the pledgee or other assignee were to exercise its right to acquire such interest, would (taking into account any prior transfers or assignments described above and any prior such pledges, encumbrances or collateral assignments) result in such Member being controlled by a Person or Persons other than the Person or Persons that control such Member on the date hereof shall be deemed an assignment of the interest in the Company of such Member and therefore subject to all of the restrictions and provisions of this Article 12.

12.7    Status of Assignee.    Any person who acquires all or any portion of the interest of a Member in the Company in any manner (including a Permitted Transferee), shall not be a Member of the Company unless and until the conditions of Section 12.8 are satisfied. Unless and until such conditions are satisfied, such person shall, to the extent of the interest acquired, be entitled only to the transferor Member’s rights, if any, in the Profits, Losses, Net Cash Receipts and other distributions to the Members pursuant to this Agreement, subject to the liabilities and obligations of transferor Member hereunder; but such person shall have no right to act on behalf of the Company or otherwise participate in the management of the business and affairs of the Company, and such person and his Participating Percentage shall be disregarded in determining whether the approval, consent or any other action has been given or taken by the Members. Any such assignee shall have the same right, subject to the same limitations, as the transferor Member had under the provisions of this Article 12 to assign its interest as a Member (including the right to assign such interest to any Permitted Transferee of such Member pursuant to Section 12.2), but any such further assignee shall have only the rights set forth in this Section 12.7 and shall not become an additional or substituted Member of the Company unless and until the conditions of Section 12.8 have been satisfied.

12.8    Admission Requirements.    No assignee of all or any portion of a Member’s interest in the Company (including a Permitted Transferee) or any other person shall be admitted as an additional or substituted Member of the Company unless and until:

(a) such admission has been approved in writing by all of the other Members, which approval may be given or withheld in the sole discretion of each Member;

(b) such assignment is made in writing, signed by the assigning Member (or its successor) and accepted in writing by the assignee, and a duplicate original of such assignment has been delivered to each Member;

(c) the Company has received an opinion of counsel as contemplated by Section 12.1 or each Member has waived this requirement; and

(d) the assignee executes and delivers to the Company and each other Member a written agreement in form reasonably satisfactory to all of the other Members, pursuant to which such assignee agrees to be bound by and confirms the obligations, representations and warranties contained in this Agreement.

12.9    Effective Date of Assignment.    If an assignment is made in accordance with this Agreement, unless otherwise required by the Code:

(a)    the effective date of such assignment shall be the first date that both the written instrument of assignment is received by the other Members and, if required, approved by the other Members; provided that such assignee shall not be admitted as a Member unless and until the approvals and other requirements of Section 12.8 are satisfied;

(b)    the Company and the other Members shall be entitled to treat the assignor of the assigned interest as the absolute owner thereof in all respects and shall incur no liability for allocations of Profits or Losses and distributions of Net Cash Receipts or other amounts made in good faith to such assignor until such time as the written instrument of assignment has been actually received by each Member, and recorded in the books of the Company, and, if required, approved by the Members described in Section 12.1; and

(c)    any Profits and Losses shall be allocated between the assignor and the assignee of the assigned interest in the manner described in Section 7.3.

12.10    Status of Assignor.    If there is a transfer or assignment of a Member’s interest in the Company, then, without regard to whether or when such assignee or transferee is admitted as a Member of the Company, from and after the effective date of such assignment or transfer, the assigning or transferring Member shall cease to be a Member with respect to the transferred or assigned interest; and if such Member has transferred or assigned his entire membership interest in the Company, upon the effective date of such transfer or assignment, such Member shall cease to be a Member of the Company.

12.11    Cost of Admission.    The cost of processing and perfecting an admission contemplated by this Article 12 (including reasonable attorneys’ fees incurred by the Company) shall be borne by the party seeking admission as a Member to the Company.

ARTICLE 13

TAG-ALONG RIGHT

If at any time Members owning seventy-five percent (75%) or more of the Participating Percentages (“Controlling Members”) shall desire to sell 50% or more of their aggregate membership interests in the Company to any third party (other than a Permitted Transferee), and the other Members do not elect to purchase such interests pursuant to Section 12.3, such Controlling Members shall give written notice thereof (a “Tag-Along Notice”) to each of the other Members (“Minority Members”) specifying the Participating Percentage to be sold and the price and terms of such sale. Each Minority Member may elect to participate in any such transaction as an additional selling Member on identical terms and conditions (with the aggregate price to be paid to the Controlling Members and the Minority Members electing to participate in the transaction allocated among them in proportion to the amounts each such Member would receive upon a hypothetical distribution of the aggregate purchase price pursuant to Section 15.4(c) in complete liquidation of the Company), by delivering a written notice thereof (a “Tag-Along Election Notice”) to the Controlling Members within fifteen (15) days after such

Minority Member’s receipt of such Tag-Along Notice, thereby electing to sell in such transaction any portion of its interest in the Company specified in the Tag-Along Election Notice which is less than or equal to the product of (i) the aggregate Participating Percentage which the Controlling Members propose to transfer in such transaction, multiplied by (ii) a fraction, the numerator of which is the Participating Percentage owned by such Minority Member, and the denominator of which is the aggregate Participating Percentage owned by the Controlling Members and all Minority Members electing to participate in such transaction. If Minority Members elect to sell interests pursuant to this Article 13, the aggregate Participating Percentage to be sold or transferred to such third party by the Controlling Members and the Minority Members shall remain constant.

ARTICLE 14

BUY/SELL

14.1    Right to Initiate.    Each Member shall have the right, exercisable at any time after two (2) years from the execution of this Agreement, in its sole discretion, to initiate the buy/sell procedures of this Article 14 in the manner described in Section 14.2.

14.2    Initiation and Elections.    A Member (the “Initiating Party”) shall initiate the buy/sell procedures of this Article 14, if at all, by delivering to one or more Members (the “Other Party”) a written notice stating that the Initiating Party intends to proceed with this buy/sell procedure (a “Buy/Sell Notice”). The Buy/Sell Notice shall in addition set forth a gross value (without reduction for liabilities) for all of the assets owned by the Company other than cash and cash equivalents (such cash and cash equivalents being referred to herein as “Cash Assets” and such other assets being referred to herein as “Non-Cash Assets”), which assets shall include the Intellectual Property (the “Asset Value”), such value to be determined in the sole discretion of the Initiating Party. The Other Party shall have a period of ninety (90) days after the receipt of the Buy/Sell Notice (the “Exercise Period”) within which to notify the Initiating Party in writing (the “Reply Notice”) whether the Other Party shall either (x) sell to the Initiating Party its entire interest in the Company at a price computed in the manner set forth in Section 14.2(a) (the “Reply Price”), or (y) buy the entire interest in the Company of the Initiating Party at a price computed in the manner set forth in Section 14.2(b) (the “Buy/Sell Price”). If the Other Party timely gives the Reply Notice electing (x) above, the Initiating Party shall be conclusively deemed to have agreed to purchase, and the Other Party shall be conclusively deemed to have agreed to sell, the entire interest in the Company of the Other Party at the Reply Price. If the Other Party timely gives the Reply Notice electing (y) above, the Initiating Party shall be conclusively deemed to have agreed to sell, and the Other Party shall be conclusively deemed to have agreed to purchase, the entire interest in the Company of the Initiating Party at the Buy/Sell Price. If the Other Party fails to give a Reply Notice prior to the expiration of the Exercise Period, it shall be conclusively presumed that the Other Party has properly elected (x) above.

(a)     Reply Price.    The Reply Price for the purchase of the interest in the Company of the Other Party shall be the amount that would be distributed to the Other Party pursuant to Section 15.4(c) if the Company sold all of its Non-Cash Assets for cash in the amount of the Asset Value, sold all of its Cash Assets for cash in the amounts shown for them on the books of the Company, applied such cash in full payment of all liabilities on the books of the Company, and the amount of such cash not so applied was available for distribution to the Members pursuant to Section 15.4(c) upon liquidation of the Company as of the date of the closing of this buy/sell.

(b)    Buy/Sell Price.    The Buy/Sell Price for the purchase of the interest in the Company of the Initiating Party shall be the amount that would be distributed to the Initiating Party pursuant to Section 15.4(c) if the Company sold all of its Non-Cash Assets for cash in the amount of the Asset Value, sold all of its Cash Assets for cash in the amounts shown for them on the books of the Company, applied such cash in full payment of all liabilities on the books of the Company, and the amount of such cash not so applied was available for distribution to the Members pursuant to Section 15.4(c) upon liquidation of the Company as of the date of the closing of this buy/sell.

(c)    Price Determinations.    The determination of the amount of the Buy/Sell Price, the Reply Price and any other amounts payable pursuant to this Article 14 shall be made by the independent accountants then employed by the Company on the basis of the Asset Value set forth in the Buy/Sell Notice and the Cash Assets and liabilities of the Company reflected on the books of the Company as of the date of closing of the buy/sell, and shall not include any adjustments for lack of liquidity or minority or majority ownership interests. Their determination shall be final and nonappealable, absent manifest error.

(d)    Exclusivity of Buy/Sell Notice.    Only one Buy/Sell Notice shall be entertained at any one time. The order of consideration of Buy/Sell Notices shall be determined by the date upon which the Other Party receives the Buy/Sell Notice in accordance with Article 17.

14.3    Closing.    The transactions contemplated by the applicable buy/sell shall be consummated (herein, the “Closing”) at the principal office of the Company on the business day specified by the purchasing Member, provided that such date shall be not less than thirty (30) days and not more than sixty (60) days after the expiration of the Exercise Period. At the Closing, the purchase price shall be paid by the purchasing Member to the selling Member in cash, by wire transfer of immediately available funds to the account or accounts designated by the selling Member, or by certified bank check. The selling Member shall execute and deliver at the Closing an assignment, instrument of conveyance or other instrument appropriate to convey the entire interest in the Company of the selling Member to the purchasing Member, and shall deliver to the purchasing Member such evidence as the purchasing Member may reasonably request showing that the interest in the Company being sold is owned free and clear of any and all claims, liens and encumbrances of any kind or nature.

14.4    Payment of Loans.    If there shall be any outstanding loans due from the Company to the selling Member or any Affiliates thereof (other than loans payable pursuant to Section 8.1(a), which shall be taken into account in determining the Reply Price or the Buy/Sell Price, as may apply), such loans, including accrued and unpaid interest, shall be purchased at par by the purchasing Member as a condition precedent to the Closing. The purchase price for such loans shall be paid in full at the Closing in the same manner as the Reply Price or the Buy/Sell Price (as may apply) is paid. At the Closing, the selling Member (or any Affiliates thereof) shall deliver and endorse without recourse to the purchasing Member each note or other instrument evidencing such loans and all documents securing such loans (including any loans referred to in Section 8.1(a)).

14.5    Other Remedies for Noncompliance.    It is the intent of the Members that the requirements or obligations, if any, of any Member to sell or purchase an interest in the Company in accordance with the provisions of this Article 14 shall be enforceable by an action for specific performance, with the same force and effect and at least to the same extent as is permitted at law or in equity for the specific performance of a contract relating to the purchase of real property or an interest therein.

14.6    Assignees.    For purposes of this Article 14, the interest in the Company of each Member shall include all membership interests owned by such Member and any portion of such interest that is owned by any Affiliate of such Member or that such Member has assigned or transferred to an Affiliate of such Member or any other Person (other than to a Person that is a Member or Affiliate of any other Member at the time of such transfer). Any elections made by a Member under this Article 14 shall bind each Affiliate of such Member and any such assignee of such Member. All references in this Article 14 to a Member shall include all Affiliates of such Member and, except as provided above, all Persons to which such Member has transferred or assigned any portion of his membership interest in the Company.

14.7    Additional Effects of a Buy/Sell.    If the selling Member or any Affiliate thereof is a guarantor or an indemnitor of or with respect to any obligations of the Company, a condition precedent to the Closing shall be that the purchasing Member shall obtain a release of such guaranty or liability; or, if such a release is not so obtainable and the selling Member agrees, the purchasing Member shall fully indemnify the selling Member and his Affiliates with respect to any such obligations. Any such indemnity by the purchasing Member shall be secured by its right to all distributions by the Company (including both distributions with respect to such purchased interest in the Company and with respect to all other interests in the Company of the purchasing Member or his Affiliates) arising from and after the date there has been a default on an indemnified debt or obligation of the Company.

14.8    Right to Assign.    The purchasing Member may assign its rights obtained with respect to any participating interest under this Article 14 in whole or in part to a third party who, upon Closing, shall become a Member of the Company, without the consent of the selling Member but subject to the consent of all other Members, provided that (a) the purchasing Member delivers written notice to the selling Member of such assignment and of the identity of the assignee prior to the Closing; (b) such assignment, in the opinion of counsel to the Company, would not require registration of any interests in the Company under the Securities Act of 1933 or any applicable state securities or “Blue Sky” law, or result in any violation of any such laws; and (c) no such assignment shall relieve the purchasing Member of his obligations and liabilities under this Article 14.

ARTICLE 15

DISSOLUTION AND LIQUIDATION OF COMPANY

15.1    Dissolution of the Company.    The Company shall be dissolved upon the happening of any of the following:

(a)    the agreement of the Members pursuant to Section 10.2 to dissolve and wind up the affairs of the Company;

(b)    any event that makes it unlawful for the Company business to be continued; or

(c)    the sale, disposition, or abandonment of all or substantially all of the non-cash assets of the Company.

The death, retirement, resignation, bankruptcy, court declaration of incompetence, or dissolution of any one or more Members or the occurrence of any other event that terminates the continued membership of any one or more Members (except as provided in the immediately preceding sentence) shall not cause the dissolution of the Company.

15.2    Winding Up of Affairs.    In the event of the dissolution and liquidation of the Company for any reason, the Members shall commence to wind up the affairs of the Company and shall convert all of the Company’s assets to cash or cash equivalents within such reasonable period of time as may be required to receive fair value therefor. All items of income, gain, loss, deduction and credit during the period of liquidation shall be allocated among the Members in the same manner as before the dissolution.

15.3    Accounting.    In the case of the dissolution and termination of the Company, prior to any distributions to Members pursuant to Section 15.4(c), a proper accounting shall be made of the Capital Accounts of the Members and of each item of income, gain, loss, deduction and credit of the Company from the date of the last previous accounting to the date of dissolution. A copy of such accounting shall be provided to all Members.

15.4    Final Distribution of Company Property.    Upon termination of the Company, the Members shall apply and distribute the remaining property of the Company, together with the proceeds of any sales of same, as follows:

(a)    first, all of the Company’s debts and liabilities shall be paid and discharged, except any debts (i) described in Section 8.1, or (ii) that are nonrecourse to the extent that the Members elect not to pay such debts;

(b)    second, to establish any reserve which the Members may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Such funds may be placed in escrow by the Members for the purposes of disbursing such funds in payment of any of the contingencies, liabilities, or obligations, and, at the expiration of such period as the Members shall deem advisable, the balance then remaining shall be distributed pursuant to Section 15.4(c); and

(c)    third, to apply and distribute the balance in the manner and priority set forth in Section 8.1.

15.5    Certificate of Cancellation.    Upon completion of the liquidation of the Company and the distribution of all Company property, the Company shall terminate and the Members shall have the authority to execute and record one or more Certificates of Cancellation of the Company as well as any and all other documents required or considered advisable by the Members to effectuate and evidence the dissolution and termination of the Company.

15.6    No Restoration of Deficit Capital Accounts.    Except as otherwise expressly provided herein, at no time shall a Member with a deficit balance in its Capital Account have any obligation to the Company or to another Member or to any other person to restore such deficit balance.

ARTICLE 16

AMENDMENTS

16.1    Amendment of Agreement.    This Agreement may be amended only with the written concurrence of all of the Members.

16.2    Amendment of Certificate.    If this Agreement shall be amended pursuant to this Article 16, the Members shall cause the Certificate to be amended, to the extent required by applicable law, to reflect such change. Each Member shall promptly be notified of any amendments made under this Section 16.2.

ARTICLE 17

NOTICES

Any and all notices to be served hereunder shall be in writing and shall be personally delivered, sent by private courier, sent by certified mail, postage prepaid, or sent by facsimile transmission and (a) if intended for the Company, to the Company at the address of the principal place of business of the Company set forth herein, with a copy to each Member or (b) if intended for a Member, to such Member at the address set forth below; or to such other address or facsimile telecopier number as the Members, on behalf of the Company, or a Member, on his own behalf, may designate from time to time in a written notice served upon the Company and each other Member in accordance herewith. Any notice personally delivered shall be deemed delivered on the date actually delivered. Any notice sent by private courier shall be deemed delivered on the date of delivery or rejection of delivery, as shown on the receipt for delivery. Any notice sent by certified mail as provided above shall be deemed delivered on the third (3rd) business day next following the postmark date which it bears. Any notice sent by facsimile transmission shall be deemed delivered on the date shown on the evidence of completed transmission. The addresses of the Members are as follows:

NOX:	Carolyn A. Kelly 4281 Meadowlark Trail Stow, Delaware 44224 Fax No.: 330-686-8916

AJG:	AJG Coal, Inc.
Two Pierce Place Itasca, Illinois 60143-3141 Attn: Kerry Abbott Fax No.: (630)284-4272

ARTICLE 18

MISCELLANEOUS PROVISIONS

18.1    Severability.    If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected.

18.2    Parties Bound.    Any Person acquiring or claiming an interest in the Company, in any manner whatsoever, shall be subject to and bound by all terms, conditions and obligations of this Agreement to which his or its predecessor in interest was subject or bound, without regard to whether such Person has executed a counterpart hereof or any other document contemplated hereby. No Person, including the legal representative, heir or legatee of a deceased Member, shall have any rights or obligations greater than those set forth in this Agreement and no Person shall acquire an interest in the Company or become a Member thereof except as permitted by the terms of this Agreement. This Agreement shall be binding upon the parties hereto, their successors, heirs, devises, assigns, legal representatives, executors and administrators.

18.3    Applicable Law.    The Company and this Agreement shall be governed by the laws of the State of Delaware.

18.4    Additional Documents and Acts.    In connection with this Agreement as well as all transactions contemplated by this Agreement, each party hereto shall execute and deliver such additional documents and instruments, and perform such additional acts, as any other party hereto may reasonably deem necessary or desirable from time to time to effectuate, perform and evidence all of the terms, provisions and conditions of this Agreement and all such transactions.

18.5    Benefit.    Nothing contained herein, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

18.6    Waiver.    The failure to insist upon strict enforcement of any of the provisions of this Agreement or of any agreement or instrument delivered pursuant hereto shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any agreement or instrument delivered pursuant hereto or any provision hereof or the right of any party hereto to thereafter enforce each and every provision of this Agreement and each agreement and instrument delivered pursuant hereto. No waiver of any breach of any of the provisions of this Agreement or any agreement or instrument delivered pursuant hereto shall be effective unless set forth in a written instrument executed by the party against which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

18.7    Survival.    The representations, warranties and covenants of the Members contained herein or in any agreement or instrument delivered pursuant hereto shall survive the consummation of the transactions contemplated hereby, and shall not be affected by any investigation which may have been made by any of the parties hereto.

18.8    Headings.    The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision.

18.9    Counterparts.    This Agreement may be executed in multiple counterparts with separate signature pages, each such counterpart shall be considered an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above, confirms its agreement to become a Member of the Company, agrees to be bound by this Agreement, and swears that the statements set forth herein are true and correct.

NOX II INTERNATIONAL LTD., an
Ohio limited liability company

By:	/s/ Carolyn A. Kelly
Name:	Carolyn A. Kelly
Title:	President

AJG COAL, INC., a Delaware corporation

By:	/s/ Sally Wasikowski
	Name:	Sally Wasikowski
	Title:	Vice President

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above, confirms its agreement to become a Member of the Company, agrees to be bound by this Agreement, and swears that the statements set forth herein are true and correct.

NOX II INTERNATIONAL LTD., an
Ohio limited liability company

By:	/s/ Carolyn A. Kelly
Name:	Carolyn A. Kelly
Title:	Managing Member

AJG COAL, INC., a Delaware corporation

By:
Name:
Title:

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above, confirms its agreement to become a Member of the Company, agrees to be bound by this Agreement, and swears that the statements set forth herein are true and correct.

NOX II INTERNATIONAL LTD., an
Ohio limited liability company

By:
Name:
Title:

AJG COAL, INC., a Delaware corporation

By:	/s/ Sally Wasikowski
	Name:	Sally Wasikowski
	Title:	Vice President

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above, confirms its agreement to become a Member of the Company, agrees to be bound by this Agreement, and swears that the statements set forth herein are true and correct.

NOX II INTERNATIONAL LTD., an
Ohio limited liability company

By:	/s/ Carolyn A. Kelly
Name:	Carolyn A. Kelly
Title:	Managing Member

AJG COAL, INC., a Delaware corporation

By:
Name:
Title:

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above, confirms its agreement to become a Member of the Company, agrees to be bound by this Agreement, and swears that the statements set forth herein are true and correct.

NOX II INTERNATIONAL LTD., an
Ohio limited liability company

By:	/s/ Carolyn A. Kelly
Name:	Carolyn A. Kelly
Title:	President

AJG COAL, INC., a Delaware corporation

By:	/s/ Sally Wasikowski
	Name:	Sally Wasikowski
	Title:	Vice President

AMENDMENT NO. 1 TO

OPERATING AGREEMENT OF

CHEM-MOD INTERNATIONAL LLC

This Amendment No. 1 (this “Amendment”) to the Operating Agreement of Chem-Mod International LLC, a Delaware limited liability company (the “Company”), is entered into as of August 2, 2005 by and between the undersigned members (the “Members”) of the Company.

PRELIMINARY STATEMENTS

The Members have entered into the Operating Agreement of the Company dated as of July 8, 2005 (the “Agreement”).

The Members desire to amend the Agreement as set forth herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree to amend the Agreement as follows:

1.    Defined Terms.    Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Agreement, as amended hereby.

2.    Amendment to Agreement.    The Agreement is hereby amended as follows:

2.1    The definition of “Participating Percentage” located in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced as follows:

Participating Percentage.    For each Member, the percentage set forth opposite such Member’s name below, as adjusted from time to time:

Member	Participating Percentage
NOX II INTERNATIONAL, LTD.	80%
AJG	20%

2.2    Section 6.2 of the Agreement is hereby deleted in its entirety and replaced as follows:

6.2    Contributions of Cash    AJG shall contribute One Million Five Hundred Thousand Dollars ($1,500,000.00) to the company, in cash, in return for its membership interests. Three Hundred Seventy-Five Thousand Dollars ($375,000.00) shall be paid to NOX or its assigns in exchange for the License and Technology rights obtained herein, and Three Hundred Seventy-Five Thousand Dollars ($375,000.00) shall remain in the Company for use as working capital.

3.    Reaffirmation of Agreement.     Except as expressly amended hereby, the Agreement shall remain in full force and effect. All references in the Agreement to the “Agreement” shall refer to the Agreement as amended pursuant to this Amendment

4.    Severability.    If any provision of this Amendment or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Amendment and the application of that provision to other Persons or circumstances is not affected and that provision will be enforced to the greatest extent permitted by applicable law.

5.    Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware for all purposes and in all respects, without regard to the conflict of laws provisions of such state.

6.    Headings.    Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

7.    Counterparts.    This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument. This Amendment, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

NOX II INTERNATIONAL LTD., an Ohio
limited liability company

By:	/s/ Carolyn A. Kelly
Name:	Carolyn A. Kelly
Title:	President

AJG COAL, INC., a Delaware corporation

By:	/s/ Sally Wasikowski
Name:	Sally Wasikowski
Title:	Vice President